EXHIBIT 10.14

September 15, 2004

Steven M. Paul, M.D.
Executive Vice President,
  Science and Technology
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285

Re: Eligibility for Retirement Benefits

Dear Steve:

I wanted to confirm the details of your recent conversation with Sidney regarding your eligibility for future retirement benefits. This letter replaces your prior letter dated July 17, 1997, on the same subject.

On July 19, 2004, the Compensation Committee of the Board of Directors approved your eligibility for an enhanced retirement benefit. Under this enhanced benefit, you will be entitled to 10 years of benefit service credit in addition to your actual service with Lilly if you remain employed with Lilly at least until November 30, 2010. Such service would be used to calculate your retirement benefit only (provided through the Lilly Retirement Plan and the Lilly Excess Benefit Plan (Retirement)). All of the terms of the Lilly Retirement Plan would apply, except that your benefit will not be reduced for early retirement. Your additional service credit does not apply to other benefits.

As described above, you will be required to work at least until November 30, 2010 to be eligible for this enhanced retirement benefit. However, this minimum work requirement will be waived if any of the following occur prior to November 30, 2010:

•	Your employment is terminated by Lilly, for any reason other than a disciplinary termination (e.g., insubordination, misconduct) as defined in the Lilly Severance Pay Plan;

•	You become disabled under the terms of The Eli Lilly and Company Extended Disability Plan; or

•	a Change in Control occurs and you suffer a Covered Termination, as both terms are defined under the Eli Lilly and Company Change in Control Severance Pay Plan for Select Employees (“CIC Plan”). It is understood that in the event of such Covered Termination, you would receive, in addition to the retirement benefit described above, the Pension Supplement as set forth in Section 8.C. of the CIC Plan.

Steven M. Paul, M.D.
September 15, 2004

If you do not satisfy this minimum work requirement or any of the conditions above for waiver of the requirement, you will not be eligible for an enhanced retirement benefit, but would remain eligible for any vested benefit under the Lilly Retirement Plan.

Steve, please let Sharon or me know if you have any questions. I look forward to your continued work with Eli Lilly and Company.

ELI LILLY AND COMPANY
By:	/s/ Pedro P. Granadillo
Pedro P. Granadillo
Senior Vice President

cc:	Sharon L. Sullivan